Exhibit 99.1

State Auto Financial Declares 59th Consecutive Quarterly Dividend

Contact:

Terrence Bowshier

(614) 464-5078

COLUMBUS, Ohio — March 3, 2006 — Today the board of directors of State Auto Financial Corporation (NASDAQ:STFC) declared a quarterly cash dividend of $0.09 per share, payable March 31, 2006, to shareholders of record at the close of business on March 15, 2006.

This is the 59th consecutive quarterly cash dividend declared by the company’s board since STFC had its initial public offering of common stock on June 28, 1991. STFC’s dividend payments have increased at a compound average annual growth rate of 15% since 1991.

In other action, the boards of directors of both State Auto Financial Corporation and State Automobile Mutual Insurance Companies elected Robert P. Restrepo, Jr. to the position of President. Mr. Restrepo had been named Chairman and CEO of the two entities on February 10, 2006.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a property and casualty insurance holding company. The company markets its personal and commercial insurance products through more than 22,000 independent insurance agents associated with nearly 3,100 agencies in 27 states. The company has been named Forbes Magazine’s “Best Managed Insurance Company in America” for 2006 and is one of only 314 publicly traded companies to earn the Mergent Dividend Achiever Award for having increased its dividends for ten or more years in succession. The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. Additional information on the company can be found on its web page at www.STFC.com.